Nationwide Portfolio Innovator®

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A few words from our compliance team

This presentation must be preceded or accompanied by the prospectus.

Nationwide Portfolio Innovator, an individual, supplemental, immediate fixed income annuity contract, is an income guarantee product that is available with certain PMC portfolios. The contract is designed to enhance the account and help investors use the account assets for retirement income or other long-term purposes. It is designed to provide you with lifetime income withdrawals from your account. Before adding this product to one of the eligible PMC portfolios, you should discuss it with your advisor and carefully consider the fees and any limitations this strategy may have. Depending on your individual circumstances, it is possible that you may not receive the full benefit of the product.

All guarantees offered by Nationwide Portfolio Innovator are subject to the claims paying ability of Nationwide Life Insurance Company.

Nationwide® maintains sole discretion in determining the eligible portfolios you can invest in when adding Nationwide Portfolio Innovator to your account.

No single strategy is appropriate for all clients. Carefully consider the client's needs, objectives, risk tolerance and overall suitability before recommending or implementing any strategy.

A few words from our compliance team

Nationwide has filed a registration statement (including a prospectus) with the SEC for Nationwide Portfolio Innovator. The product prospectus can be obtained by writing to Nationwide Life Insurance Company, P.O. Box 182021, Columbus, OH 43218-2021, calling 1-877-877-4217, or by logging on at https://ssc.nwservicecenter.com/pros/oclo_nflg_prs_NW_Portfolio_Innovator.pdf. Before investing, please read the prospectus in that registration statement and other documents Nationwide has filed with the SEC for more complete infomation. **You may also get the prospectus and other documents for free by visiting EDGAR on the SEC website at www.sec.gov. Information on the funds, contained in the PMC Select Portfolios, can be found in the fund's prospectus. A copy of the PMC Funds prospectus can be found at www.investpmc.com or by calling 1-888-612-9300**. Before investing, carefully consider the fund's investment objectives, risks, charges and expenses. The product prospectus and fund prospectus contain this and other important information. Read the prospectuses carefully before investing.

Nationwide doesn't endorse or guarantee any investment model or strategy used by the investor and/or contract owner. Nationwide is not affiliated with any third party that may be authorized by the contract owner to direct allocations, including Envestnet and its affiliates.

What is
Nationwide Portfolio Innovator?

Nationwide Portfolio Innovator

- It's a guaranteed income solution available with eligible PMC Portfolios that:
  - Helps protect your client's retirement income stream
  - Increases your clients' retirement income potential

Nationwide Portfolio Innovator

- Integrated into the Envestnet platform
  - Proposal system
  - Statements
  - Fee-billing

Investment options and fees*

- **Eligible Portfolios:**
  - PMC Select
    - Conservative — 0.90%
    - Conservative Growth — 1.0%
    - Moderate — 1.10%
  - PMC SIGMA Mutual Fund:
    - Conservative — 1.0%
    - Conservative Growth — 1.15%
    - Moderate — 1.30%

* The Nationwide Portfolio Innovator fee does not include fund or any advisory related fees. The maximum contract fee allowed is 2.0%.

How does it work?

Two phases of the contract

- The account phase
  - Assets invested in an eligible fund within the PMC Portfolio
- The annuity phase
  - An optional phase that continues your clients guaranteed lifetime withdrawal payments

The account phase

Account phase

During the account phase your client's investment value will change based on the performance of the eligible portfolio they have invested in.

- The account value will be evaluated on an annual basis to determine the guaranteed lifetime withdrawal base (value on which future income withdrawals will be based)

- Guaranteed lifetime withdrawals can begin at age 65; the withdrawal amount will be a fixed percentage of their guaranteed lifetime withdrawal base

Guaranteed lifetime withdrawals


VALUE
1
2
3
4
5
6
7
YEARS
Account Value
Guaranteed Lifetime Withdrawal Base
0% Hypothetical Return

This graph is a hypothetical example designed to demonstrate how the guaranteed lifetime withdrawal base works. The performance displayed does not represent any specific investment. The returns shown are not guaranteed and do not project or predict the future value of any specific contract. The actual investment experience of any individual will vary. Investing involves risk, including the potential loss of principal.

Guaranteed lifetime withdrawals

- **Guaranteed lifetime withdrawal percentage:**
  - 5% annually, based on the guaranteed lifetime withdrawal base (not account value)
- **Withdrawal Start Age:** 65 and older
- **Spousal continuation**
  - Guarantees lifetime withdrawals for the longer of both spouses' lives; both spouses must be age 65 or older to begin taking withdrawals
  - If elected, withdrawal percentage will be 4.50%

Early and excess withdrawals

- **Early Withdrawals**
  - Any withdrawals taken from your client's account prior to their withdrawal start date.

- **Excess Withdrawals**
  - Any withdrawals taken after your client's withdrawal start date that, during any calendar year, exceed the annual guaranteed lifetime withdrawal amount.

Early and excess withdrawals

Impact to your client:

- Reduce your client's guaranteed lifetime withdrawal base by the greater of:
  - Dollar-for-dollar
  - Proportionally
- Future guaranteed lifetime withdrawals will be reduced

Tax implications

- During the account phase:
  - Account taxed the same as it would have been in the absence of the contract

This contract is one of the first of its kind. The tax consequences of the contract have not been addressed in published legal authorities. There is no guarantee that a court will uphold this interpretation if challenged by the IRS. Please contact your tax professional for specific questions.

Advisor fees and charges

- **Withdrawal exception**
  - Exception that allows withdrawals from the account to pay for advisory fees, custodian fees and platform fees
  - 1.65% of account value is the maximum amount that can be withdrawn
  - If exceeded, it will be treated as an excess/early withdrawal
  - Insurance contract fees excluded
- **Contingent Deferred Sales Charge for product**
  - None

The Annuity Phase

Annuity phase

What triggers the annuity phase?

- Account value decreases below the guaranteed lifetime withdrawal amount
- Account value decreases below $15,000 before your clients are age 65 and they are in a specified eligible portfolio
- Account value decreases below $15,000 after your clients are age 65

Please read the prospectus for more details.

Annuity phase: transition



TRANSITIONING INTO THE ANNUITY PHASE
VALUE
0
5
10
15
20
25
30
35
YEARS
Account Value
Guaranteed Lifetime Withdrawal Base
Triggering Event
Guaranteed Lifetime Payment

The chart above is for illustrative purposes to show how payments will continue during the annuity phase.

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Annuity phase

What happens after a triggering event?

- Nationwide will notify your client by mail that their account has triggered the criteria to transition into the annuity phase
- Your client can choose to allow their account to transition into the annuity phase
  - Requires them to complete paperwork sent to them
- If they transition their account
  - The remaining account assets will be transferred to Nationwide
  - They will continue to receive their guaranteed lifetime withdrawal amount from Nationwide

Tax implications

- **During the Annuity Phase**
  - Nationwide intends to treat payments as annuity distributions
    - Part ordinary income
    - Part non-taxable return of premium

This contract is one of the first of its kind. The tax consequences of the contract have not been addressed in published legal authorities. There is no guarantee that a court will uphold this interpretation if challenged by the IRS. Please contact your tax professional for specific questions.

Contract basics

Contract basics

- **Issue Age:**
  - Minimum age: 45
  - Maximum age: 85
- **Minimum Investment:** $100,000
- **Maximum account size:** $2 million ($2 million can be exceeded if approved by Nationwide®)
- **Account Types**: Nonqualified, IRA, Roth IRA, SEP IRA, Simple IRA

Prospective Client Profiles

Do you have clients that …

- Want guaranteed retirement income with growth potential?
- Are planning to retire within the next 10 years and want to protect their future retirement income stream?
- Are married and concerned about creating lifetime income that will support them both throughout their lifetimes?

For more information about Nationwide Portfolio Innovator, call:

1-877-877-2716

Nationwide Portfolio Innovator is an individual, supplemental, immediate fixed income annuity underwritten by Nationwide Life Insurance Company, Columbus, Ohio, a member of Nationwide Financial®. The general distributor is Nationwide Investment Services Corporation, member FINRA. In MI Only: Nationwide Investment Svcs. Corporation.

Nationwide, Nationwide Financial, Nationwide Portfolio Innovator, the Nationwide framemark and On Your Side are service marks of Nationwide Mutual Insurance Company.

Envestnet is a registered investment advisor and does not sell, recommend or advise on insurance products.

Foreside Fund Services, LLC is the distributor of the PMC Funds.

Contract number: APO-4834, IAR-0102AO
Oklahoma Contract number: APO-4834-36, IAR-0102AO

May not be available in all states.

Nationwide Support
Built around you.

Nationwide
On Your Side